Exhibit 99.1

PRESS RELEASE

Contact: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Completes Sale of its OEM Solutions Business and Separation of Symmetry Surgical Inc.

Warsaw, Indiana, December 5, 2014 – Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced today that it has completed the merger that gives effect to the sale of Symmetry Medical’s OEM Solutions business to affiliates of Tecomet Inc. and the concurrent transfer to the Symmetry Medical stockholders of ownership in a new company holding the Symmetry Surgical business, Symmetry Surgical Inc. Shares of Symmetry Surgical Inc. will begin trading on the NASDAQ under the symbol “SSRG.” Trading of Symmetry Medical Inc. shares on the New York Stock Exchange ceased trading as of today and will be delisted.

Pursuant to the definitive merger agreement among Symmetry Medical, TecoStar Holdings Inc., Tecomet Inc., and TecoSym Inc., dated as of August 4, 2014, the stockholders of Symmetry Medical will receive, for each share of common stock they owned immediately prior to the effective time of the merger, $7.50 per share in cash and one share of Symmetry Surgical stock for every four Symmetry Medical shares held by them, subject to the terms and conditions of the merger agreement.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

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